Exhibit 99.1

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Dooley
330-796-6704
FOR IMMEDIATE RELEASE

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Goodyear Reports Record Third Quarter Results
•	Sales up 3% to all-time record on strong pricing, product mix

•	Segment operating income up 35% to record $382 million

•	Income from continuing operations is $159 million

•	Cost savings programs on target, nearly $900 million achieved to date

•	Gain of $517 million on sale of Engineered Products business
     AKRON, Ohio, October 30, 2007 — The Goodyear Tire & Rubber Company today reported record third quarter sales of $5.1 billion, up 3 percent from last year, offsetting lower volumes with higher prices and a richer product mix.
     Improved pricing and product mix in all five business units drove revenue per tire up 7 percent over the 2006 quarter. Lower volumes reflect the strategic decision to exit certain segments of the private label tire business in North America, along with weak markets.
     “Our outstanding third quarter is evidence of the success we are seeing in marketing our premium product lines while remaining focused on improving our cost structure,” said Robert J. Keegan, chairman and chief executive officer. “Despite market challenges, our results are among the best ever achieved by Goodyear.
     “Our product, brand, customer and geographic mix drove margin expansion,” he said. The company achieved a gross margin of 20 percent in the quarter, up from 17.4 percent a year ago.
     “North American Tire delivered dramatic earnings improvement despite lower volumes. This reflects its new product success, strong marketing initiatives and cost savings efforts.”
     Each of the five business units achieved double digit or better percentage growth in segment operating income for the quarter. The company’s three emerging markets businesses increased sales 15 percent and segment operating income 24 percent over last year.
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     Keegan said the company made further progress during the third quarter on its plan to achieve $1.8 billion to $2 billion in gross cost savings by the end of 2009. “We have now achieved nearly $900 million in savings and remain on track to reach our four-year goal.”
     Third quarter 2007 income from continuing operations was $159 million (67 cents per share). This compares to a third quarter 2006 loss from continuing operations of $76 million (43 cents per share).
     Segment operating income benefited from improved pricing and product mix of $179 million in the third quarter of 2007, which more than offset increased raw material costs of $23 million.
     Favorable foreign currency translation positively impacted sales by $232 million and segment operating income by $33 million in the quarter.
     The 2007 third quarter was also impacted by after-tax rationalization and accelerated depreciation costs of $6 million (2 cents per share), tax expense related primarily to a tax law change of $12 million (5 cents per share) and a gain on asset sales of $10 million (4 cents per share).
     The third quarter of 2006 included $132 million (75 cents per share) in after-tax rationalization and accelerated depreciation costs.
     Goodyear had third quarter 2007 net income of $668 million ($2.75 per share), which includes discontinued operations of $509 million ($2.08 per share). Included in discontinued operations was an after-tax gain of $517 million ($2.12 per share) on the sale of the company’s Engineered Products business. In the third quarter of 2006, the company had a net loss of $48 million (27 cents per share). All per share amounts are diluted.
     See the table at the end of this release for a list of significant items impacting continuing operations from the 2007 and 2006 third quarters.
Business Segments
     Total segment operating income from continuing operations was $382 million in the third quarter of 2007, an all-time high and up 35 percent from the 2006 period.
     Asia Pacific Tire, Latin American Tire, European Union Tire, and Eastern Europe, Middle East and Africa Tire achieved record sales.
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     All five business units had higher segment operating income compared to last year, with Asia Pacific Tire and Eastern Europe, Middle East and Africa Tire setting records for any quarter. Segment operating income for European Union Tire and Latin American Tire set third quarter records.
     See the disclosure at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	Third Quarter		Nine Months
(in millions)	2007	2006	2007	2006
Tire Units	20.7	23.5	60.7	70.4
Sales	$2,285	$2,432	$6,578	$7,011
Segment Operating Income	66	19	99	68
Segment Operating Margin	2.9%	0.8%	1.5%	1.0%
     North American Tire third quarter sales were down 6 percent compared to the 2006 period, primarily due to lower volume resulting from the company’s exit from certain segments of the private label tire business as well as weak original equipment and replacement markets. This was partially offset by market share gains in Goodyear brand tires and improved pricing and product mix.
     Third quarter segment operating income is the highest since the third quarter of 2001. It was up 247 percent compared to the 2006 quarter due to improved pricing and product mix of $60 million, which more than offset increased raw material costs of $8 million.

European Union Tire	Third Quarter		Nine Months
(in millions)	2007	2006	2007	2006
Tire Units	15.5	16.5	45.4	47.8
Sales	$1,380	$1,263	$3,977	$3,647
Segment Operating Income	90	81	227	211
Segment Operating Margin	6.5%	6.4%	5.7%	5.8%
     European Union Tire third quarter sales increased 9 percent over last year as a result of improved pricing and product mix and a favorable impact from currency translation of $108 million, which more than offset lower volume.
     Segment operating income for the third quarter increased 11 percent compared to 2006 as pricing and product mix improvements of $55 million more than offset $13 million in higher raw material costs. Also impacting results were favorable foreign currency translation of $7 million, increased conversion costs and lower unit volume.
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Eastern Europe, Middle
East and Africa Tire	Third Quarter		Nine Months
(in millions)	2007	2006	2007	2006
Tire Units	5.2	5.6	15.2	15.3
Sales	$484	$430	$1,334	$1,153
Segment Operating Income	86	77	213	179
Segment Operating Margin	17.8%	17.9%	16.0%	15.5%
     Eastern Europe, Middle East and Africa Tire third quarter sales were up 13 percent compared to 2006. This resulted from improved pricing and product mix and a favorable impact from currency translation of $37 million that more than offset lower unit volume.
     Segment operating income improved 12 percent for the third quarter due to improved pricing and product mix of $31 million that more than offset less than $2 million in higher raw material costs. Also impacting results were favorable foreign currency translation of $5 million as well as higher conversion costs, partially the result of a strike in South Africa, and lower volume.

Latin American Tire	Third Quarter		Nine Months
(in millions)	2007	2006	2007	2006
Tire Units	5.5	5.3	16.3	15.7
Sales	$491	$408	$1,359	$1,192
Segment Operating Income	99	77	267	262
Segment Operating Margin	20.2%	18.9%	19.6%	22.0%
     Latin American Tire sales increased 20 percent from the third quarter of 2006 due to higher unit volume, improved pricing and product mix and a favorable impact from currency translation of $40 million.
     Third quarter 2007 segment operating income increased 29 percent from last year due to higher unit volume and improved pricing and product mix of $20 million, which more than offset higher raw material costs of $5 million. Results also benefited from favorable currency translation of $18 million. Higher conversion costs were a partial offset.

Asia Pacific Tire	Third Quarter		Nine Months
(in millions)	2007	2006	2007	2006
Tire Units	4.8	4.9	14.1	14.6
Sales	$424	$380	$1,236	$1,110
Segment Operating Income	41	28	111	78
Segment Operating Margin	9.7%	7.4%	9.0%	7.0%
     Asia Pacific Tire third quarter sales were 12 percent higher than the 2006 period primarily due to improved pricing and product mix and a favorable impact from currency translation of $40 million, which offset lower volume.
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     Segment operating income increased 46 percent in the 2007 third quarter, primarily due to improved pricing and product mix of $13 million, reduced raw material costs of $4 million and $3 million of favorable foreign currency translation. Higher SAG costs were a partial offset.
Conference Call
     Goodyear will hold an investor conference call at 11 a.m. today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the call with Keegan will be W. Mark Schmitz, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, finance and strategy.
     Shareholders, members of the media and other interested persons may access the call on the Web site or via telephone by calling (706) 634-5954 before 10:55 a.m. A replay of the call will be available at 3 p.m. by calling (706) 634-4556. The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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(Financial statements follow.)
The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2007	2006	2007	2006

NET SALES	$5,064	$4,913	$14,484	$14,113

Cost of Goods Sold	4,051	4,060	11,759	11,620
Selling, Administrative and General Expense	670	611	2,025	1,856
Rationalizations	2	137	24	210
Interest Expense	106	105	351	310
Other Income, Net	(33)	(2)	(14)	(36)
Minority Interest in Net Income of Subsidiaries	14	19	52	42

Income (Loss) from Continuing Operations before Income Taxes	254	(17)	287	111
United States and Foreign Taxes	95	59	209	174

Income (Loss) from Continuing Operations	159	(76)	78	(63)

Discontinued Operations	509	28	472	91

NET INCOME (LOSS)	$668	$(48)	$550	$28

Income (Loss) Per Share — Basic
Income (Loss) from Continuing Operations	$0.76	$(0.43)	$0.40	$(0.36)
Discontinued Operations	2.41	0.16	2.41	0.52

Net Income (Loss) Per Share — Basic	$3.17	$(0.27)	$2.81	$0.16

Weighted Average Shares Outstanding	211	177	196	177

Income (Loss) Per Share — Diluted
Income (Loss) from Continuing Operations	$0.67	$(0.43)	$0.39	$(0.36)
Discontinued Operations	2.08	0.16	2.05	0.52

Net Income (Loss) Per Share — Diluted	$2.75	$(0.27)	$2.44	$0.16

Weighted Average Shares Outstanding	244	177	229	177
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
(In millions)	2007	2006
Assets:
Current Assets:
Cash and Cash Equivalents	$2,933	$3,862
Restricted Cash	183	214
Accounts and Notes Receivable, less Allowance — $91 ($98 in 2006)	3,804	2,800
Inventories:
Raw Materials	597	663
Work in Process	149	135
Finished Products	2,350	1,803

	3,096	2,601

Prepaid Expenses and Other Current Assets	297	289
Current Assets of Discontinued Operations	—	413

Total Current Assets	10,313	10,179
Goodwill	697	662
Intangible Assets	166	166
Deferred Income Tax	112	150
Other Assets and Deferred Pension Costs	468	453
Long Term Assets of Discontinued Operations	—	352
Properties and Plants, less Accumulated Depreciation — $8,264 ($7,673 in 2006)	5,286	5,067

Total Assets	$17,042	$17,029

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,252	$1,945
Compensation and Benefits	968	883
Other Current Liabilities	738	811
Current Liabilities of Discontinued Operations	—	157
United States and Foreign Taxes	248	222
Notes Payable and Overdrafts	219	243
Long Term Debt and Capital Leases due within one year	163	405

Total Current Liabilities	4,588	4,666
Long Term Debt and Capital Leases	4,675	6,562
Compensation and Benefits	4,105	4,935
Long Term Liabilities of Discontinued Operations	—	47
Deferred and Other Noncurrent Income Taxes	285	320
Other Long Term Liabilities	675	380
Minority Equity in Subsidiaries	915	877

Total Liabilities	15,243	17,787

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 211 (178 in 2006) after deducting 11 treasury shares (18 in 2006)	211	178
Capital Surplus	2,349	1,427
Retained Earnings	1,550	968
Accumulated Other Comprehensive Loss	(2,311)	(3,331)

Total Shareholders’ Equity (Deficit)	1,799	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$17,042	$17,029

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business units segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table
(In millions)

	Quarter Ended
	Sept. 30,
	(unaudited)
	2007	2006
Total Segment Operating Income	382	282
Rationalizations	(2)	(137)
Accelerated depreciation	(6)	(7)
Interest expense	(106)	(105)
Minority interest in net income of subsidiaries	(14)	(19)
Corporate incentive compensation plans	(22)	(12)
Intercompany profit elimination	—	(1)
Retained expenses of discontinued operations	(1)	(13)
Other income, net less equity in earnings of affiliates	32	3
Other	(9)	(8)

Income from continuing operations before income taxes	254	(17)
US and foreign taxes	95	59

Income (Loss) from continuing operations	159	(76)
Discontinued operations	509	28

Net Income	$668	$(48)

Net Debt Reconciliation Table
(In millions)

	Sept. 30,	Dec. 31,
	2007	2006
Long Term Debt and Capital Leases	4,675	6,562
Notes Payable and Overdrafts	219	243
Long Term Debt and Capital Leases Due Within One Year	163	405

Total Debt	5,057	7,210
Less: Cash and Cash Equivalents	$2,933	$3,862

Net Debt	$2,124	$3,348

Change in Net Debt	$1,224

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Third Quarter Significant Items (after-tax) Impacting Continuing Operations
2007
•	Rationalization and accelerated depreciation costs, $6 million (2 cents per share)

•	Reduced value of deferred tax assets primarily due to tax rate reduction in Germany, 12 million (5 cents per share)

•	Gain on asset sales, $10 million (4 cents per share)
2006
•	Rationalization and accelerated depreciation costs, $132 million (75 cents per share)
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